Exhibit 10.b
AMENDED AND RESTATED SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), is made and entered into as of _______, 2025 and amends and restates that certain Severance Agreement between POLARIS INC., a Delaware corporation (the “Company”), and Michael Speetzen (the “Employee”), dated as of July 31, 2015.
R E C I T A L S:
WHEREAS, Employee currently serves as Chief Executive Officer of the Company; and
WHEREAS, to enhance the loyalty and performance of Employee with the Company, the Company desires to provide the Employee with certain compensation and benefits in the event of a termination of employment under the circumstances set forth herein.
NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the parties hereby agree as follows:
1.Definitions. As used in this Agreement, these terms shall have the following meanings:
(a)Award. “Award” shall have the meaning of “Award” (or any term of similar import) set forth in the LTIP.
(b)Board. “Board” means the Board of Directors of the Company.
(c)Cause. For purposes of this Agreement only, “Cause” means (i) repeated violations of the Employee’s employment obligations (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on Employee’s part and which are not remedied in a reasonable period after written notice from the Company specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony.
(d)Change in Control. A “Change in Control” shall be deemed to have occurred if, prior to the Termination Date (as defined below):
(i)Any election has occurred of persons to the Board that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board as of the date of this Agreement and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board as of the date of this Agreement; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as “Incumbent Directors”); or
(ii)The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of

Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or
(iii)A liquidation or dissolution of the Company; or a reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, the Company is the surviving entity resulting from such reorganization, merger or consolidation or at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.
As used herein, “Company Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.
(e)Change in Control Termination. “Change in Control Termination” shall have the meaning set forth in Paragraph 2.
(f)Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(g)Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.
(h)Good Reason. “Good Reason” means any of the following actions taken by the Company without the Employee’s express written consent: (i) a material reduction in the Employee’s annual base salary, except for any reduction of no more than 10% that applies as part of a reduction to substantially all senior executives of the Company; (ii) any material diminution of the duties, responsibilities, authority, positions or titles of the Employee; (iii) the Company requiring the Employee to be based at any location more than a 50-mile radius from the Employee’s principal office (it being acknowledged and agreed that this prong (iii) will not apply if the Employee works remotely, or is permitted to work remotely); or (iv) any material breach by the Company of any material term or provision of any employment agreement entered into between the Company and the Employee; provided, however, that none of the events described in the foregoing clauses will constitute Good Reason unless the Employee has notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and the Employee has terminated the Employee’s employment with the Company promptly following the expiration of such cure period.
(i)LTIP. “LTIP” means the Polaris Inc. 2007 Omnibus Incentive Plan, as amended and restated, the Polaris Inc. 2024 Omnibus Incentive Plan, as may be amended from time to time, and any successor plan(s).

(j)Non-Change in Control Termination. “Non-Change in Control Termination” shall have the meaning set forth in Paragraph 3.
(k)Retirement. “Retirement” means termination of the Employee’s employment with the Company, other than a termination by the Company for Cause, in which the Termination Date occurs on or after the date the Employee has reached the age of fifty-five (55) and has completed at least ten (10) years of continuous employment, provided that the Employee gives the Company written notice that the Employee is considering retirement at least one (1) year prior to the date of such termination.
(l)Senior Executive Incentive Plan. “Senior Executive Incentive Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan, as amended and restated, or any successor plan(s).
(m)Termination Date. “Termination Date” means the date on which the Employee’s employment with the Company is terminated, with termination of employment being deemed to have occurred using the standard under Section 409A of the Code (also referred to as a “separation from service”).
2.Termination upon Change in Control. If a Change in Control occurs and, upon or within twenty-four (24) months after such Change in Control, the Employee terminates his employment for Good Reason or the Employee’s employment is terminated by the Company for any reason other than for Cause (a “Change in Control Termination”), then the Employee shall, subject to the conditions set forth in Paragraph 6, be entitled to the following severance benefits:
(a)Termination Payment upon Change in Control. The Company shall pay the Employee a lump sum cash payment, no later than sixty (60) days after the Termination Date, in an amount equal to (i) three (3) times the sum of Employee’s (x) annual base salary and (y) annual target cash incentive award under the Senior Executive Incentive Plan, in each case, as in effect on the Termination Date, (ii) the Employee’s target annual cash incentive award under the Senior Executive Incentive Plan for the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year that have elapsed prior to the Termination Date, and the denominator of which is the total number of days in such plan year and (iii) the value of the Employee’s accrued but unused vacation time measured as of the Termination Date.
(b)Unpaid Annual Bonus Payment for Prior Fiscal Year upon Termination upon Change in Control. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan has been paid for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, the Company shall, in addition to the payment to be made pursuant to Paragraph 2(a), pay to the Employee the amount of the Employee’s cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable (but no later than two and one-half (2 ½) months after the end of such preceding fiscal year).
(c)Treatment of Awards upon Change in Control Termination. If the Termination Date occurs before the Employee receives payment or settlement of an outstanding Award, as applicable, then, notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, all outstanding and unvested Awards held by the Employee, as of the Termination Date, shall accelerate and vest in full, with any outstanding and unvested performance restricted stock unit Awards vesting based on target performance. Notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, any outstanding stock option Award that becomes vested pursuant to this Paragraph 2(c) shall remain exercisable until the original option expiration date.
3.Non-Change in Control Termination. Notwithstanding the foregoing, if the Employee terminates his employment for Good Reason or the Employee’s employment is terminated by the Company for any reason other than for Cause, and such termination does not occur upon or within twenty-four (24) months after a Change in Control (a “Non-Change in Control Termination”), then the Employee shall, subject to the conditions set forth in Paragraph 6, be entitled to the following severance benefits:
(a)Non-Change in Control Termination Payment. The Company shall pay the Employee (i) an amount equal to two (2) times the sum of Employee’s (x) annual base salary and (y) annual target cash incentive award under the Senior Executive Incentive Plan, in each case, as in effect on the Termination Date, which amount shall be payable over a period of two (2) years beginning on the Termination Date in periodic installments in accordance with the Company’s normal payroll practices, provided, however, that any installments that otherwise would be paid during the first sixty (60) days after the Termination Date will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Termination Date and (ii) a lump sum cash payment, no later than sixty (60) days after the Termination Date, in an amount equal to the sum of (A) Employee’s target annual cash incentive award under the Senior Executive Incentive Plan for the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the plan year that have elapsed prior to the Termination Date, and the denominator of which is the total number of days in such plan year and (B) the value of the Employee’s accrued but unused vacation time measured as of the Termination Date. If the Employee is a “specified employee” (within the meaning of Section 409A of the Code), and if the amount otherwise payable to the Employee under this Paragraph 3(a) during the six (6)-month period beginning on the Termination Date exceeds two (2) times the limitation applicable as of the Termination Date under Section 401(a)(17) of the Code, then such excess amount shall be paid at the end of such six (6)-month period.
(b)Unpaid Annual Bonus Payment for Prior Fiscal Year upon Non-Change in Control Termination. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan has been paid for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, the Company shall, in addition to the payments to be made pursuant to Paragraph 3(a), pay to the Employee the amount of the Employee’s cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable (but no later than two and one-half (2 ½) months after the end of such preceding fiscal year).
(c)COBRA Premium. If the Employee elects to receive COBRA benefits upon termination, the Company shall pay the premium for coverage of the Employee and the Employee’s eligible spouse and/or dependents under the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act for the two-year period beginning on the Termination Date.
(d)Outplacement Counseling. The Company shall provide the Employee with reasonable executive outplacement services, in accordance with Company policies for senior executives as in effect on the Termination Date.

(e)Treatment of Awards upon Non-Change in Control Termination. If the Termination Date occurs before the Employee receives payment or settlement of an outstanding Award, as applicable, notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, (i) all outstanding and unvested Awards in the form of outstanding restricted stock units and outstanding stock options that are held by the Employee, as of the Termination Date, shall accelerate and vest on a pro-rated basis based on the number of days that have elapsed in the vesting period from the grant date through the Termination Date and (ii) all outstanding and unvested Awards in the form of performance restricted stock units held by the Employee, as of the Termination Date, shall remain outstanding and eligible to vest in the same form and at the same time that such Awards were originally scheduled to vest on a pro-rated basis based on actual performance (as certified by the Compensation Committee) and the number of days that have elapsed in the vesting period from the grant date through the Termination Date. Notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, any outstanding stock option Award (or portion thereof) that becomes vested pursuant to this Paragraph 3(e) shall remain exercisable until the original option expiration date.
4.Retirement. Upon the Employee’s Retirement, the Employee shall, subject to the conditions set forth in Paragraph 6, be entitled to the following severance benefits:
(a)Pro-Rata Annual Bonus Payment upon Retirement. Subject to the discretion of the Board and approval by the Compensation Committee, the Company shall pay the Employee in respect of the Employee’s annual cash incentive award under the Senior Executive Incentive Plan for the fiscal year in which the Termination Date occurs, an amount equal to the Employee’s cash incentive award under the Senior Executive Incentive Plan for such fiscal year based on actual performance, multiplied by a fraction, the numerator of which is the number of days in the plan year that have elapsed prior to the Termination Date, and the denominator of which is the total number of days in such plan year. Such bonus payment shall be made as soon as the performance achievement is certified by the Compensation Committee (but no later than two and one-half (2 ½) months after the end of such fiscal year).
(b)Unpaid Annual Bonus Payment for Prior Fiscal Year upon Retirement. If the Termination Date occurs before a cash incentive award under the Senior Executive Incentive Plan has been paid for work performed in the last completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, the Company shall, in addition to the payments to be made pursuant to Paragraph 4(a), pay to the Employee the amount of the Employee’s cash incentive award under the Senior Executive Incentive Plan for such preceding fiscal year as soon as it is determinable (but no later than two and one-half (2 ½) months after the end of such preceding fiscal year).
(c)Treatment of Vacation upon Retirement. The Company shall pay the Employee a lump sum cash payment, no later than sixty (60) days after the Termination Date, in an amount equal to the value of the Employee’s accrued but unused vacation time measured as of the Termination Date.
(d)Treatment of Awards upon Retirement. If the Termination Date occurs before the Employee receives payment or settlement of an outstanding Award, as applicable, notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, (i) all outstanding and unvested Awards in the form of stock options and restricted stock units that are held by the Employee, as of the Termination Date, shall accelerate and vest in full and be paid to the Employee no later than sixty (60)

days after the Termination Date and (ii) all outstanding and unvested Awards in the form of performance restricted stock units that are held by the Employee, as of the Termination Date, shall remain outstanding and will vest in the same form and at the same time that such Awards otherwise would have vested as if the Employee had remained continuously employed by the Company through the full vesting period, with any outstanding and unvested performance restricted stock unit Awards vesting based on actual performance (as certified by the Compensation Committee). Notwithstanding any provisions in the LTIP or any applicable award agreement to the contrary, any outstanding stock option Award that becomes vested pursuant to this Paragraph 4(d) shall remain exercisable until the original option expiration date.
5.All Other Terminations. For the avoidance of doubt, if the Employee’s employment with the Company terminates for any reason except as explicitly set forth in Paragraphs 2, 3 and 4, the Employee shall be eligible to receive any accrued but unpaid annual base salary through the Termination Date and a payment in respect of any accrued but unused vacation days, and any Awards then held by the Employee shall be treated in accordance with the terms of the LTIP and the applicable award agreement. In addition, and notwithstanding any provisions in the Senior Executive Incentive Plan or any other applicable documentation to the contrary, the Employee shall only be required to be employed by the Company through December 31 of the applicable plan year (rather than through the date that awards under the Senior Executive Incentive Plan are paid) in order to be eligible to receive payouts under the Senior Executive Incentive Plan.
6.Condition to Receipt of Severance Benefits. As a condition to receiving any severance benefits in connection with a Change in Control Termination under Paragraph 2, in connection with a Non-Change in Control Termination under Paragraph 3 or in connection with a Retirement under Paragraph 4, the Employee shall have executed and not rescinded a general waiver and release (the “Waiver and Release”) in the form provided by the Company at the time of termination of employment, and shall be and remain in compliance with Employee’s continuing obligations to the Company under this Agreement or any other written agreement between the Employee and the Company (including the Non-Competition and Non-Solicitation Agreement referenced in Paragraph 19). The Waiver and Release shall become effective in accordance with the rescission provisions set forth therein.
7.Benefits in Lieu of Severance Pay. The severance benefits provided for in Paragraphs 2, 3 and 4 are in lieu of any benefits that would otherwise be provided to the Employee under any Company severance pay policy or practice and the Employee shall not be entitled to any benefits under any Company severance pay policy or practice in the event that severance benefits are paid hereunder.
8.Rights in the Event of Dispute. In the event of a Change of Control Termination, if there is a claim or dispute arising out of or relating to this Agreement or any breach thereof, regardless of the party by whom such claim or dispute is initiated, the Company shall, in connection with settlement in the Employee’s favor of any such matter or upon payment of any judgment entered in the Employee’s favor, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket cost of attorneys, billed to and payable by the Employee or by anyone claiming under or through the Employee.
9.Effect on Employment. Neither this Agreement nor anything contained herein shall be construed as conferring upon Employee the right to continue in the employment of the Company or any of its affiliates, or as interfering with or limiting the right of the Company to terminate the Employee’s employment with or without cause at any time.

10.Limitation in Action. Prior to the occurrence of a Change in Control, the Board shall have the power and the rights, within its sole discretion, to modify or amend Paragraphs 2, 3 and 4 of this Agreement, but not in a manner that would be less favorable to the Employee without the consent of Employee. In all other cases, and notwithstanding the authority granted to the Board to exercise any discretion to modify or amend Paragraphs 2, 3 and 4 of this Agreement contained herein, the Board will not, following a Change in Control, have the power or right to exercise such authority or otherwise take any action that is inconsistent with the provisions of this Agreement.
11.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Employee, such obligations have been assumed by the successor as a matter of law. The Employee’s rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Employee’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.
12.Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
13.Survival. The rights and obligations of the parties pursuant to this Agreement shall survive the termination of the Employee’s employment with the Company to the extent that any performance is required hereunder after such termination.
14.Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without giving effect to the conflicts of law provisions thereof.
15.Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by written notice to the other party.
16.Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.
17.Amendments and Construction. Except as set forth in Paragraph 10, this Agreement may only be amended in a writing signed by the parties hereto. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.
18.Non-Competition and Non-Solicitation Agreement. The Non-Competition and Non-Solicitation Agreement entered into between the Employee and the Company remains in full force and effect and nothing contained herein is intended to amend or modify the provisions of that agreement or any replacements thereof.

19.Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company determines are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company.
20.Code Section 409A. It is intended that all of the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed by the Company at the time of separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to the Employee prior to the earliest of (i) the expiration of the six (6)-month period measured from the Termination Date, (ii) the date of the Employee’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all Payments deferred pursuant to this Paragraph 21 will be paid in a lump sum to the Employee, and any remaining Payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred. Notwithstanding any other provision herein to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or the payment of increased taxes, excise taxes or other penalties under Code Section 409A. The parties intend all payments and benefits hereunder to be in compliance with Code Section 409A.

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IN WITNESS WHEREOF, the parties have duly executed this Severance Agreement as of the day and year first written above.

POLARIS INC. By: Jim Williams SVP and CHRO	EMPLOYEE By: Name: Michael Speetzen
[Signature Page to Amended and Restated Severance Agreement]

EXHIBIT A
FORM OF
WAIVER AND RELEASE
This Release (hereafter, “Agreement”) is made and entered into this _________ day of _________ 20__, by and between Michael Speetzen (hereafter, the “Employee”) and Polaris Inc., a Delaware corporation (hereafter, the “Company”).
WHEREAS, the Company and the Employee are parties to that certain Severance Agreement, dated as of _________ (the “Severance Agreement”), pursuant to which the Employee is entitled to certain severance benefits in the event of a Change in Control Termination, a Non-Change in Control Termination or a Retirement (each as defined in the Severance Agreement); and
WHEREAS, the Company and the Employee agree and acknowledge that the Employee has become entitled to severance benefits specified in the Severance Agreement in connection with a Change in Control Termination, a Non-Change in Control Termination or a Retirement; and
WHEREAS, under the Severance Agreement, as a condition to receipt of severance benefits in connection with a Change in Control Termination, a Non-Change in Control Termination or a Retirement, Employee has agreed to execute this Agreement in order to settle, compromise, and resolve fully and finally any and all claims and disputes with respect to the Company, whether known or unknown, which exist or could exist.
NOW, THEREFORE, in consideration of the mutual promises and covenants established in this Agreement, the parties agree as follows:
I.    TERMINATION DATE
The Employee’s effective date of termination of employment is ____________ (the “Effective Date”).
II.    VOLUNTARY RELEASE
In return for the benefits set forth in the Severance Agreement, the Employee, on behalf of Employee, Employee’s heirs, executors, family members, beneficiaries, assignees, administrators, successors, and executors or anyone acting or claiming to act on the Employee’s behalf, hereby releases and forever discharges the Company and all divisions, parent, subsidiaries, and successors, and all affiliated organizations, companies, foundations, and other corporations as well as past and present employees, agents, officials, officers, directors, Board members and representatives, both individually and in their representative capacities, from any and all claims or causes of action of any type, both known or unknown, asserted and unasserted, direct and indirect, and of any kind, nature, or description whatsoever, under any local, state, or federal law(s), or the common law of the State of Minnesota, arising or such may have arisen at any time up to and including the Effective Date which date is set forth in Section I of this

Agreement. This includes, but is not limited to, any and all claims arising from the Employee’s employment with the Company and the termination of that employment, including claims arising under any applicable state Human Rights laws, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Federal, Minnesota State Fair Labor Standards Acts, the Employee Retirement Income Security Act, and any other local, state, or federal law(s) relating to illegal discrimination in the workplace on the basis of race, religion, disability, sex, age, or other characteristics or traits, as well as any claims that the Employee may have been wrongfully discharged, that an employment contract has been breached, that the Employee has been harassed or otherwise treated unfairly during employment, or that the Employee has been defamed in any fashion. This release includes any claims for attorneys’ fees that the Employee has or may have had. The Employee acknowledges that the severance benefits set forth in the Severance Agreement constitute adequate consideration for this release.
The Employee also understands that while the Employee retains the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, the Employee is releasing, and does hereby release, any claims for monetary damages, by such administrative charge or otherwise, whether brought by the Employee on the Employee’s own behalf or by any other party, governmental or otherwise.
III.    NON-ADMISSION
It is understood and agreed that this Agreement does not constitute an admission by the Company of any liability, wrongdoing, or violation of any law. Further, the Company expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with the Employee.
IV.    COMPANY PROPERTY, EQUIPMENT & MONEY OWED
The Employee agrees to immediately return all records, programs, information and Company product and property assigned, loaned or otherwise in Employee’s possession including demo or management units, cell phones and laptop computers except as specifically set forth herein. In addition, the Employee agrees to reimburse the Company for expense account advances less any expenses incurred prior to the Effective Date. This includes payment for outstanding personal account balances, business equipment, and demo units assigned in Employee’s name.
V.    CONFIDENTIALITY AND NONDISPARAGEMENT
The Employee agrees not to make any disparaging or negative remarks, orally or in writing, regarding the Company or any affiliated divisions or corporations, as well as any past or present Board members, officers, employees, or agents of the Company or any affiliated entities. The Employee acknowledges that this term is a material part of the Severance Agreement. In the event it is determined that the employee has breached this provision, the Company, at its option, may declare the Severance Agreement void and without effect, and the Employee shall be obligated to immediately return the severance benefits paid to Employee under the Severance Agreement.

Employee acknowledges Employee’s ongoing obligation to not disclose the Company’s confidential and proprietary information to any third parties in accordance with Company policies. This obligation survives the termination of the Employee’s employment.
VI.    AGREEMENT TO COOPERATE
The Employee hereby agrees that the Employee shall cooperate and assist the Company to the extent necessary to assist the Employee’s counsel or the Company in handling any claims made against it by employees, former employees or third parties of which the Employee has some knowledge or information. The Employee further agrees that the Employee will not hereafter volunteer any information to third parties or their agents or representatives regarding claims that the party or any other person may have or could have against the Company, nor will the Employee in any way cooperate with any third party to assist in any way asserting a claim against the Company unless subpoenaed or ordered to do so by a court of competent jurisdiction.
VII.    OPPORTUNITY TO SEEK ADVICE
The Employee has been advised by the Company that the Employee has the right to consult with an attorney prior to signing this Agreement, and that Employee has forty-five (45) days from the date on which the Employee receives this Agreement (noted below) to consider whether or not the Employee wishes to sign it. The date on which the Employee received this Agreement is accurately reflected on the line marked “DATE RECEIVED” on the signature page hereto. For acceptance of this Agreement to be effective, it must be in writing and hand delivered or mailed to Polaris Inc., Attn: Vice President, Global Compensation, 2100 Highway 55, Medina, MN 55340. If mailed, the acceptance must be postmarked within the forty-five (45)-day period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to the Vice President, Global Compensation within the forty-five (45)-day period.
VIII.    OPPORTUNITY TO CONSIDER
The Employee may cancel this Agreement within seven (7) days after the Employee has signed it for age related claims under the federal Age Discrimination in Employment Act or the Older Workers Benefit Protection Act or within fifteen (15) days after signing it for any claims under the Minnesota Human Rights Act (“MHRA”). The Employee understands and agrees that this Agreement does not become effective or enforceable until after the rescission period has passed. For cancellation to be effective, it must be in writing and hand delivered or mailed to Polaris Inc., Attn: Vice President, Global Compensation, 2100 Highway 55, Medina, MN 55340. If mailed, the cancellation must be postmarked within the seven (7)-day (federal age claims) or fifteen (15)-day (MHRA claims) period, properly addressed as set forth in the preceding sentence and sent by certified mail, return receipt requested. If delivered by hand, it must be given to the Vice President, Global Compensation within the seven (7)-day (federal age claims) or fifteen (15)-day (MHRA claims) period.

IX.    NON-ASSIGNMENT
The parties agree that this Agreement will not be assignable by either party unless the other party first agrees in writing.
X.    COUNTERPARTS
This Agreement may be signed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.
XI.    SEVERABILITY CLAUSE
In the event that any provision of this Agreement shall be held void or unenforceable by a court of competent jurisdiction which is affirmed on appeal, said judgment shall not affect, impair, or invalidate the remainder of this Agreement unless the provision declared totally or partially unenforceable destroys the release of claims provided to the Company in Section II.
XII.    COMPREHENSIVE NATURE OF AGREEMENT AND DRAFTSMANSHIP
This Agreement contains the entire agreement between the Employee and the Company regarding the subject matter herein except for the non-competition agreement between Company and Employee executed in conjunction with the stock options or restricted stock awarded to Employee and the agreement evidencing such awards, which remain in full force and effect in accordance with and subject to their respective terms and conditions. Employee acknowledges that the Employee has been advised in writing to consult the Employee’s own attorney; that the Employee has had an opportunity to consult with the Employee’s own attorney regarding the terms of this Agreement; that the Employee has read and understands the terms of this Agreement; that the Employee is voluntarily entering into this Agreement to take advantage of the benefits offered; that the Employee’s execution of this Agreement is without coercion or duress of any kind; and that there have been no promises leading to the signing of this Agreement except those that have been expressly contained in this written document.
XIII.    BANKRUPTCY
The Employee represents that the Employee is not a party to a pending personal bankruptcy, and that the Employee is legally able and entitled to receive the money being paid to the Employee by the Company pursuant to the Severance Agreement.
XIV.    GOVERNING LAW
This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota. It is further agreed that any action initiated in connection with the interpretation of or adherence to the terms and provisions of this Agreement shall be venued solely and exclusively in state court in the State of Minnesota in the County of Hennepin. The parties to this Agreement agree and acknowledge that this Agreement shall be considered to have been drafted equally by each of the parties.

XV.    WAIVER; AMENDMENT
No waiver, amendment, modification, or other change of any term, condition or provision of this Agreement shall be valid or have any force or effect unless made in writing and signed by the party hereto against whom such waiver, amendment, modification, or change shall operate or be enforced. No failure or delay on the part of any party in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof or of any other right, remedy, power or privilege of such party under this Agreement; nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other right, remedy, power, or privilege or further exercise thereof or the exercise of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.
DATE RECEIVED BY THE EMPLOYEE: ____________________________
Polaris Inc.

BY:	Date: ______/______/_____
ITS:

Employee

Signature:	______/______/_____
Print Name:
Date Signed by the Employee

[Signature Page to Waiver and Release]